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                                                                    EXHIBIT 2.16


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                         SERVICE AND LOGISTICS AGREEMENT

      THIS SERVICE AND LOGISTICS AGREEMENT (this "Agreement") is entered into effective as of May 1, 2004 (the "Effective Date") between APPLIED MATERIALS, INC. a Delaware corporation ("Applied"), and BROOKS AUTOMATION, INC. a Delaware corporation ("Brooks").

                                   BACKGROUND

      A. Brooks develops and markets integrated automation solutions for the semiconductor and related manufacturing industries, including integrated software, hardware, services and components for the optimization of the flow of material and data throughout a manufacturing facility;

      B. Applied is the leading supplier of products and services to the global semiconductor industry;

      C. Brooks performs, for customers of Brooks's products, certain inventory management and logistics services for spare parts and certain maintenance and support services. Brooks desires for Applied to undertake to perform such services for the Brooks products identified in this Agreement for the benefit of certain Brooks customers specified in addenda to this Agreement agreed upon from time to time, and Applied desires to undertake to perform such services on the terms and conditions of this Agreement.

                                    AGREEMENT

LIMITED RIGHT OF * * *

1. DEFINITIONS. As used in this Agreement:

      1.1 "Applied Technology" means all Technology, and Intellectual Property Rights therein, developed, licensed, or acquired by Applied (other than from Brooks), either in connection with or independently of the activities undertaken pursuant to this Agreement.

      1.2 "Applied Personnel" means Applied employees and contractors performing Services under this Agreement.

      1.3 "Base Monthly Service Charge" has the meaning given on Exhibit F.

      1.4 "Brooks Facilities" has the meaning given in Section 4.5.

      1.5 "Brooks Materials" has the meaning given in Section 4.2.

      1.6 "Brooks Products" means the Brooks products specified on Exhibit A.

      1.7 "Brooks Technology" means all Technology, and Intellectual Property Rights therein, developed, licensed, or acquired by Brooks (other than from Applied), either in connection with or independently of the activities undertaken pursuant to this Agreement.



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      1.8 "Brooks Parts Supplier" means a third party that supplies Covered
Parts to Brooks.

      1.9 "Commencement Date" means, for each Customer Site, the date that Transition Activities are complete and Applied assumes responsibility for performing Services.

      1.10 "Code" means the Internal Revenue Code of 1986, as amended.

      1.11 "Covered Parts" means the parts for Brooks Products specified on Exhibit C.

      1.12 "Customer" means a wafer fabrication facility owner that is identified on a Site Addendum and has an agreement directly with Brooks for the supply of spare parts and/or the provision of support services for Brooks Products.

      1.13 "Customer Agreement" has the meaning given in Section 2.5.

      1.14 "Customer Site" means a Customer wafer fabrication facility identified on a Site Addendum.

      1.15 "Field Services" means making available the Applied Personnel for the hours specified on each Site Addendum (as well as any Overtime Service agreed by Applied) to perform services within the scope specified on Exhibit B related to the maintenance and support of Brooks Products.

      1.16 "Intellectual Property Rights" means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Technology of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) of this sentence.

      1.17 "Logistics Costs" has the meaning given in Section 3.6(c).

      1.18 "Non-* * *" has the meaning given in Section 9.1.

      1.19 "Overtime Charge" has the meaning given on Exhibit F.

      1.20 "Overtime Service" has the meaning given on Exhibit F.

      1.21 "Parts Services" means performance of Applied's responsibilities specified in Section 3 related to the forecasting and planning, inventory management, logistics and distribution, and purchasing for Covered Parts.

      1.22 "Pass Through Expenses" has the meaning given on Exhibit F.



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      1.23 "Required Consents" means all licenses, consents, permits, approvals, and authorizations that are necessary for Applied to perform its obligations under this Agreement (other than governmental licenses and permits necessary for Applied to carry on its business generally irrespective of this Agreement), including all licenses, consents, permits, approvals, and authorizations necessary to allow (a) Applied and its employees, contractors, and agents to use, in connection with performing the Services, (i) the Brooks Facilities, (ii) services related to the Covered Products that are provided for the benefit of Brooks and Customers under their respective third party services contracts, and
(iii) the Brooks Materials and other software, hardware, documentation, manuals, and technical information in the possession of Brooks or Customers related to the Covered Products; and (b) Applied to order Covered Parts from Brooks Parts Suppliers.

      1.24 "Service Level" means the performance targets established by the parties in accordance with Section 5.1.

      1.25 "Services" means the Field Services and Parts Services, as well as any other services that Applied agrees to perform in a written amendment to Exhibit B.

      1.26 "Site Addendum" means a written document that identifies, among other things, one or more Brooks customer business locations for which Applied will supply Services under this Agreement as well as other agreed upon transactional details relating to that location.

      1.27 "Stock Plan" has the meaning given in Section 3.3.

      1.28 "Subsidiary" means, with respect to either party, a direct or indirect wholly-owned subsidiary of such party, but only as long as it remains such.

      1.29 "Technology" means all algorithms, apparatus, concepts, Confidential Information, data, databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans), methods, models, procedures, processes, protocols, schematics, software code (in any form including source code and executable or object code), specifications, subroutines, techniques, test vectors, tools, interfaces, works of authorship, and other forms of technology.

      1.30 "Transition Activities" means the activities, tasks, and responsibilities of Applied, Brooks, and the Customer set forth in the applicable Transition Plan.

      1.31 "* * *" will have the meaning set forth in Section 9.1.

      1.32 "Transition Plan" means a written document agreed upon by the parties that covers, among other things, the topics identified on Exhibit E, pursuant to which Applied, Brooks, and the Customer will transition the Services to Applied.



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2. SERVICES

      2.1 Provision of Services. During the term of this Agreement, Brooks appoints Applied as Brooks's exclusive supplier of field maintenance services and Covered Parts and related logistics services for Brooks Products. Beginning on the Commencement Date for each Customer Site, Applied will supply the Services for such Customer Site set forth in this Agreement or the applicable Site Addendum, pursuant to the terms of this Agreement and the applicable Site Addendum. Brooks's existing contracts with service providers for services not related to Brooks Products and parts other than Covered Parts will not be covered by this Agreement. * * *.

      2.2 Customer Sites. Except for the initial Services for the initial Customer Sites under this Agreement, Brooks will notify Applied within a reasonable period, if Brooks is considering or negotiating toward performing Services at any new Customer Site or performing new services at an existing Customer Site, and in any event least * * * prior to the planned commencement of Services at each new Customer Site or any requested new services to be provided to an existing Customer Site. Prior to the Commencement Date for each Customer Site for which Applied will supply Services under this Agreement (whether contemplated as of the Effective Date or added thereafter), Applied and Brooks will agree to and execute a Site Addendum identifying (a) the Customer and Customer Site, (b) the Brooks Products located at such Customer Site, (c) a detailed description of any Services in addition to the Field Services specified in Exhibit B to be performed in respect of the Brooks Products located at such Customer Site, (d) the Service Levels for such Customer Site, as agreed, (e) the scheduled Commencement Date for the Customer Site, and (f) any other transactional details relating to the Customer Site. Applied will not be required to perform any Parts Services or Field Services or meet any Service Levels unless a Site Addendum for the applicable Customer Site has been executed by both parties, nor will Applied be required to perform any such Services that vary from the descriptions and terms set forth in Section 3 and on Exhibit B unless Applied has otherwise agreed in writing. For the initial Customer Sites contemplated under this Agreement, Section 1 of Exhibit B defines the resource levels for Applied Personnel that the parties anticipate will be included under the first Site Addenda. Applied will not be required to provide Applied Personnel resources in excess of those defined in Section 1 of Exhibit B unless otherwise agreed in Applied's discretion.

      2.3 Transition Plan. For each Customer Site, Applied and Brooks will agree upon a Transition Plan that specifies each party's and the applicable Customer's obligations with respect to the transition of the Services to Applied and identifies any Brooks and Customer systems (including hardware, software, networks, peripherals, etc.) that Applied will use to provide the Services. Applied will be responsible for performing Applied's obligations set forth in the Transition Plan, subject to Brooks and the Customer performing their respective obligations under the Transition Plan.

      2.4 Services Changes. If either party desires to make any changes to the Services or the Service Levels applicable to a Customer Site after the execution of the applicable Site Addendum, including a request that Applied perform additional tasks or responsibilities not set forth on Exhibit B or in such Site Addendum, the requesting party will notify the other party and the parties will discuss in good faith whether or not to make such a change and the modifications


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to the terms, conditions, and prices under this Agreement to implement such change. Applied is not required to change the Services or the Service Levels applicable under any Site Addendum unless such change is agreed upon in writing by the parties. Notwithstanding the foregoing, Applied may in its discretion determine the manner and means it uses to perform the Services, except that Applied will not make a change that imposes a material additional cost on Brooks without Brooks's consent, and Applied may in its discretion determine the Applied Personnel that Applied will utilize to perform the Services and their assignments, * * *.

      2.5 Customer Agreements. Brooks will be responsible for negotiating and entering into agreements with its Customers for service of Brooks Products ("Customer Agreements"). Unless Applied has specifically agreed otherwise in writing, Applied will be responsible only for providing Parts Service hereunder and performing the Services specified on Exhibit B at the Service Levels agreed to and specified in an executed Site Addendum, regardless of the terms of any Customer Agreement entered into before or after the Effective Date. Without limiting the foregoing, if Brooks includes, or has included, in any Customer Agreement obligations to provide services related to the Brooks Products other than the Services described in this Agreement then (i) Brooks will notify Applied in writing of such services, and, (ii) as between the parties, Brooks will be responsible for providing such services to the Customer unless and until such services are specified on the applicable mutually agreed upon Site Addendum. As between the parties, Brooks will be responsible for managing the relationship with the Customer and enforcing the terms of the Customer Agreement.

      2.6 Cooperation. In order to enable Applied to perform Services, Brooks will perform its responsibilities under this Agreement (including Exhibit B and each Site Addendum) and provide Applied personnel with such other cooperation and assistance as Applied reasonably requests. Such cooperation and assistance will include providing to Applied the following in a timely manner upon reasonable request: answers to questions, approvals, management decisions, information, technical consultation, and reasonable efforts to ensure that the Customer performs the Customer responsibilities under the applicable Site Addendum, Transition Plan and Customer Agreement. If Brooks or a Customer fails to perform its obligations or responsibilities, Applied will be excused from performing the affected Services until such obligations and responsibilities are performed and will be entitled to an extension of time to complete the affected Services commensurate with the delay caused by the failure to perform.

      2.7 * * *

            (a) * * *

            (b) * * *

            (c) * * *

            (d) * * *

            (e) * * *

            (f) * * *



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3. SUPPLY OF COVERED PARTS

      3.1 Supplier Agreements

            (a) BROOKS SUPPLIERS. * * * Brooks will * * * ensure that each of Brooks's supply arrangements for Covered Parts will permit Applied to order Covered Parts directly from the Brooks Parts Supplier at the same (or better) terms and conditions (including prices) as the terms and conditions (including prices) under which the supplier supplies to Brooks.

            (b) * * *

      3.2 First Article Inspections. For each new Covered Part and each new Applied supplier, Applied will furnish to Brooks an inspection report of samples of the Covered Parts to be provided ("FIRST ARTICLES") based on Applied's then-existing first article inspection procedures. Upon receipt, Brooks will review such report and conduct any additional inspections Brooks requires. To the extent available from the supplier, Applied will provide documentation to assist Brooks in inspecting a First Article. In any event, Brooks will notify Applied of its approval or disapproval of the First Articles within forty-eight
(48) hours after receipt of the inspection report from Applied. Brooks's approval of a First Article will mean that Brooks is satisfied with the overall quality, performance, form, fit, and finish of the corresponding Covered Parts from the applicable supplier, that Applied may rely on such approval, and that subsequently delivered Covered Parts of substantially-conforming quality, form, fit, and finish are acceptable to Brooks. Subject to Section 3.7, Applied will be responsible for managing the relationship with suppliers to ensure that Covered Parts purchased from such suppliers substantially conform to the applicable specifications provided by Brooks for First Article inspection thereof. Applied will obtain from its suppliers a warranty against defects in Covered Parts for not less than * * * after delivery, with a remedy of repair or replacement.

      3.3 Stock Plans. Not later than the end of the second week of each month of Applied's fiscal calendar, Applied and Brooks will agree upon a stock plan for the following month that includes the following information: (a) the locations where Covered Parts inventory is stored, (b) the stocking levels of Covered Parts inventory at each storage location, (c) the current levels of Covered Parts inventory remaining at each storage location, and (d) * * * (a "STOCK PLAN"). Notwithstanding the foregoing, for "inactive" Covered Parts, Stock Plans will not be developed and the parties will mutually agree upon a procedure for inventory replenishment and maintaining appropriate stocking levels.

      3.4 Orders. Applied will be responsible for ordering Covered Parts from suppliers. Applied may in its discretion place Covered Parts orders * * *. Applied will communicate its request to Brooks's parts buyer in writing or by electronic mail, and Brooks's parts buyer will respond * * *either granting the approval or stating the reasons for denying approval. Brooks will not unreasonably withhold its approval of any purchase in excess of the * * *.

      3.5 Demand Reductions. If Brooks determines at any time that usage of Covered Parts in a month will be less than the usage projected in the current Stock Plan, Brooks will notify Applied. Following receipt of such notice, Applied will use commercially reasonable efforts to cancel orders for excess Covered Parts in accordance with Section 3.10.


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      3.6 LOGISTICS

            (a) Shipping, Receipt, and Logistics. Applied will arrange for shipping of Covered Parts purchased by Applied, from the supplier to Applied's delivery address determined by Applied in its discretion (the "Delivery Address"). From such Delivery Address, Applied will arrange for receiving, storage, and logistics (using Applied's warehouse and logistics network) and shipping to Customer Sites (or Brooks manufacturing locations, as appropriate) in response to appropriate demand signals received from Brooks.

            (b) Export and Import Documents. Applied will complete and submit on Brooks's behalf all export and import related documents necessary for the purchase and receipt of Covered Parts. Brooks will provide to Applied all necessary information and assistance for the timely completion and submission of such documentation, including information related to classification or licensing, country of origin, harmonized codes, and hazardous materials All permits and licenses necessary for the export and import of Covered Parts will be deemed Required Consents for which Brooks is responsible.

            (c) Shipping and Logistics Costs. Brooks will pay Applied for shipping charges (including shipping from the supplier to the Delivery Address, shipping for quality inspections, shipping within Applied's logistics network, and shipping to final destination) at the rates set forth on Attachment 3 to Exhibit F, as such Attachment may be amended by the parties from time to time, provided, that in the absence of the adjustments referred to in Section 4.1 of Exhibit F or to the rates set forth on Attachment 3 to Exhibit F (as such Attachment may be amended), Brooks's Landed Cost (as defined below) for a Covered Part supplied by a vendor selected by Applied * * *. As used herein "Landed Cost" means vendor price for the Covered Part plus shipping charges. Unless otherwise paid by the Customer, all other costs of handling, processing, insurance, storage, management, and other logistics costs and expenses ("Logistics Costs") will be * * *.

Where Applied is utilizing its logistics network for Covered Parts as well as other Applied parts not subject to this Agreement (e.g., if a warehouse fee covers both Covered Parts and other Applied parts), the Logistics Costs payable by Brooks (other than shipping charges) * * *.

            (d) Annual Review. On or about each anniversary of the Effective Date, Applied and Brooks will meet to review the shipping costs and Logistics Costs for the preceding year. As part of such review, Applied and Brooks will update the freight charges on Exhibit F. Each year, the freight charges on Exhibit F will be increased or decreased * * *.

      3.7 Title Transfer. Title to each Covered Part will transfer automatically to Brooks immediately upon transfer of title to such Covered Part to Applied pursuant to Applied's contract with the supplier of the Covered Part. Notwithstanding the foregoing, Applied will * * *under Section 3.2, provided that Brooks notifies Applied of such defect before the expiration of the supplier's warranty for such Covered Part.

      3.8 Risk of Loss. As between the parties, * * *.

      3.9 Inspection. Upon arrival at the Delivery Address, Applied will use commercially reasonable efforts to (a) determine whether quantities received correspond to the shipping


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invoice and (b) notify the supplier of any differences between quantities received and quantities indicated on the shipping invoice. If Brooks has designated in writing that one or more particular Covered Parts require quality inspection (other than direct Brooks quality inspection), Applied will coordinate with the testing contact designated by Brooks to jointly conduct further quality inspection of the Covered Parts based on quality documentation provided by Brooks. If Brooks has designated in writing that one or more particular Covered Parts require direct Brooks quality inspection, Applied will ship such Covered Parts to Brooks for inspection, and Brooks will promptly conduct such inspection and ship the Covered Parts to the address designated by Applied.

      3.10 Cancellation. If Applied cancels any order for Covered Parts following notice under Section 3.5 or for any reason attributable to Brooks (e.g., cancellation, termination, or reduction in scope of a Customer Contract, inaccuracy of an Brooks forecast or request for Covered Parts, etc.), then Applied will attempt to obtain a waiver of any supplier cancellation, restocking, or other similar charges (unless in Applied's judgment it is unlikely that such a waiver would be granted), but in any case Brooks will be responsible for, and will reimburse Applied for, any cancellation, restocking, or other charges associated with such cancellation provided the Covered Parts were ordered in accordance with the Stock Plan.

      3.11 Covered Parts Changes. If either party desires to add or remove Covered Parts from Exhibit C, the requesting party will notify the other party and the parties will discuss in good faith whether or not to make such a change and the modifications to the terms, conditions, and prices under this Agreement to implement such change. Applied is not required to add or remove Covered Parts unless such change is agreed upon in writing by the parties, with adequate lead time for Applied's planning purposes. Each new Covered Part will receive First
Article Inspection under Section 3.2. Notwithstanding the foregoing, Applied may in its discretion determine and change the source of the Covered Parts at any time, subject to Section 3.2.

4. CERTAIN BROOKS RESPONSIBILITIES

      4.1 Advanced Technical Support. Brooks will retain high-level specialists for the Brooks Products to perform Advanced Technical Support for Brooks Products. As used herein, "Advanced Technical Support" will include all support and maintenance tasks and responsibilities other than basic preventive and corrective maintenance. Brooks will be responsible for all Advanced Technical Support as well as all support and maintenance tasks not performed by Applied pursuant to Exhibit B. Brooks will perform Advanced Technical Support in accordance with the escalation procedures set forth on Exhibit B.

      4.2 Information and Materials. Brooks will furnish the following to Applied (the "Brooks Materials"):

            (a) all current technical information and other documentation (e.g., manuals, drawings, specifications, bills of materials, best-known-methods ("BKMS")) as well as all test fixtures, in each case relevant to the inspection, installation, operation, maintenance, and servicing of the Brooks Products and the manufacturing and supply of Covered Parts;



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            (b) all current information relating to the management of its spare parts and logistics functions (e.g., supplier names, parts lists, specifications, pricing, parts consumption histories, and maintenance repair procedures);

            (c) all current information requested by Applied regarding Covered Parts, including country of origin, commodity, usage, manufacturer and cost as well as the amounts of Brooks's on-hand inventory of Covered Parts, and documentation and other information regarding any unresolved liability claims with Brooks's suppliers of Covered Parts;

            (d) a detailed historical report of Brooks's and * * * usage of Covered Parts at each of the Customer Sites. This report will include monthly usage data for one (1) year immediately preceding the Effective Date and will be broken down by Customer Site, Covered Part, and other metrics as reasonably requested by Applied;

            (e) within ten (10) days after the end of each month during the term of this Agreement, an update of the report described in clause (d) above covering the month just-ended;

            (f) once per week, all Brooks manufacturing resource planning data, in an agreed upon format that shows all demand and usage of Covered Parts; and

            (g) all significant and unique tooling and equipment required by Applied to perform Field Services.

All of the foregoing will be provided by Brooks at no charge to Applied. Brooks will provide the information and documentation described in clauses (a), (b),
(c), and (d) above on the Effective Date and will update such information and documentation within a reasonable time prior to release of each new update or version of the Brooks Products or Covered Parts and otherwise as requested by Applied from time to time. In addition, Brooks will notify Applied immediately of any changes to such information and documentation relating to safety and safety retrofits for Brooks Products.

      4.3 Training. Brooks will provide to Applied the following training as requested by Applied from time to time:

            (a) Brooks will provide, at no charge, as many hours as Applied requires of initial training for Applied personnel in topics requested by Applied relevant to performance of the Services, at dates and times to be agreed within thirty (30) days after the Effective Date.

            (b) Brooks will provide, at no charge, as many hours as Applied requires per calendar quarter, during the term of this Agreement, of training for Applied personnel in topics requested by Applied relevant to performance of the Services.

            (c) Brooks will provide, at no charge, training and certification for Applied personnel in use of the information technology systems described in
Section 4.5(b).

            (d) Within forty-five (45) days after the Effective Date, Brooks will provide and complete at no charge, for a reasonable number of Applied personnel, as Applied requests,


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as many hours of training as Applied requires on safety matters related to the
Brooks Products and the activities contemplated by this Agreement.

      4.4 Required Consents. Brooks will at its own expense obtain all Required Consents. Brooks will use commercially reasonable efforts to obtain all initial Required Consents within twenty-one (21) days after the Effective Date. Brooks will use commercially reasonable efforts to obtain all Required Consents for each particular Site Addendum within ten (10) days after execution of such Site Addendum. Brooks will at its own expense maintain and comply with the Required Consents during the term of this Agreement. * * *.

      4.5 Brooks Facilities

            (a) Facilities. During the term of this Agreement, Brooks will provide to Applied, at no charge, the space, office furnishings, janitorial service, telephone service, utilities (including air conditioning), information technology system access, and office-related equipment, supplies, and duplicating services in Brooks's and Customers' premises that Applied may reasonably require to perform the Services, including the inventory storage space, cubicles, furnishings, hardware, software, Customer network access for internet access, peripherals and other equipment used by the * * * and the Non-
* * * before the effective date of the applicable Site Addendum including any additional space, furnishings, and equipment specifically identified in each Site Addendum, and the information technology systems described in clause (b) below (collectively, the "Brooks Facilities").

            (b) Spares and Operations IT Systems; Systems Integration. As part of the Brooks Facilities, Brooks will furnish to Applied access to Brooks's information technology systems in use by Brooks as of the Effective Date for forecasting, planning, ordering, tracking, and managing Covered Parts and Field Service. All Applied personnel who will access such systems will receive Brooks's standard training certification for such systems, without charge to Applied. Promptly after the Effective Date, the parties will agree upon a work plan for integrating the foregoing Brooks systems with Applied's corresponding systems to facilitate smooth data transfer between the parties. The parties have a target date of six (6) months after the Effective Date for completion of such integration work. In connection with such integration work, * * * in connection with any modifications of its own systems.

            (c) Access. To the extent reasonably necessary to perform the Services, Applied personnel will have reasonable access to the Brooks Facilities twenty-four (24) hours a day, seven (7) days a week. In addition, Brooks will provide necessary storage space for backup data files and will provide additional storage space that may be required by any change in retention schedules required by any regulatory authority with jurisdiction over Brooks's business.

            (d) Relocation. If Brooks or a Customer contemplates or makes a final decision to alter or relocate the Brooks Facilities, and the alteration or relocation could reasonably be expected to impact Applied's performance of the Services or costs to provide the Services, then Brooks will provide Applied with sufficient advance notice of that fact to allow Applied a reasonable amount of time to prepare for the alteration or relocation as it impacts Applied. Before requiring Applied to relocate from any Brooks Facilities, the parties will agree on any adjustments to (i) the Service Levels that may be required as a result of the alteration or


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relocation, and (ii) Applied's charges that may be required to equitably compensate Applied for any additional costs it may incur in connection with the alteration or relocation.

            (e) Use of Facilities. Except as may be specifically authorized by Brooks, Applied will use the Brooks Facilities solely to perform the Services.

      4.6 Safety

            (a) Brooks retains sole responsibility for the safety of its products, including without limitation, assessing the severity of reported safety incidents in the field, official communications with customers regarding safety issues, and financial and engineering responsibility for any retrofits, recalls, or other measures taken to mitigate any identified safety issues. Provided that Brooks furnishes to Applied in writing all safety policies, information, and recommendations regarding Brooks Products, Applied will be responsible for any actions or omissions with respect to safety issues of Applied personnel contrary to such written policies or recommendations. As part of Field Services, Applied personnel may install a retrofit upon receiving the kits and complete instructions from Brooks. Applied agrees to direct the Applied Personnel to report promptly to Brooks any safety issues such Applied Personnel discover in the course of performing Field Services under this agreement, in a manner and by a means or method the parties jointly agree upon.

            (b) Prior to commencement of Field Service at any location, Brooks shall provide Applied with true and correct copies of all safety notices pertaining to all products that will be serviced under this Agreement, including without limitation, recall, retrofit or instructional notices. Brooks agrees to notify Applied of any new safety notices at or before the time such notices are transmitted to Brooks's customer base. Brooks agrees to provide Applied with true and correct copies (including electronic versions) of all written safety materials on the products covered under this Agreement, including, without limitation, safety manuals, and shall timely provide Applied with an electronic copy of any revisions, updates or new versions of such materials at or before the they are transmitted to Brooks's customer base.

            (c) As soon as possible, and no later than thirty (30) days after the Effective Date, Brooks shall cause an Brooks safety representative to (i) respond to the Applied safety inquiries set forth on Exhibit J, (ii) meet with Applied's designated safety representative and answer such representative's questions, and (iii) provide all safety information. Brooks's failure to perform any of the foregoing in accordance with the preceding sentence will be deemed a material breach of this Agreement, and without limiting any other rights or remedies of Applied, Applied will be excused from its obligations to perform Services under this Agreement unless and until Brooks has performed all of its obligations under this Section 4.6.

      4.7 Transfer of Certain Assets. On the Effective Date, Brooks will assign to Applied, for no additional consideration, all right, title and interest in and to the following assets, free and clear of all liens, claims and encumbrances, pursuant to a bill of sale acceptable to Applied in its discretion: all laptop computers and toolboxes and their contents as used by the
* * * immediately prior to the Effective Date and all lifts, hoists, and test fixtures used to service the Brooks Products immediately prior to the Effective Date.



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      4.8 Covered Parts System Conversion Costs. If Brooks requests that Applied provide any Covered Parts related reports hereunder in formats other than Applied's standard formats, Brooks will reimburse Applied for any reasonable costs incurred in changing Applied's information technology systems in order to provide such non-standard reports to Brooks. If Applied agrees to make such changes, Applied will provide Brooks with a written proposal for the work to be performed and an estimated budget for Applied's costs. Brooks will reimburse Applied, * * * in connection with such changes, up to the budgeted amount. If Applied determines at any time that its costs may exceed the budgeted amount, Applied may request additional reimbursement from Brooks, and if Brooks fails to approve such increase, Applied will have no obligation to complete the changes to its systems.

      4.9 Central Parts Ordering and Accounting System. Applied's commitments under this Agreement are based in part on Brooks's representation that it will use commercially reasonable efforts to convert its parts ordering and accounting system to one common system accounted for in U.S. dollars and operated by a U.S. business unit. Applied will establish its infrastructure for the Services based on the assumption that such a common system will be in place and the parties will agree as to reimbursement of reasonable expenses incurred by Applied as a direct result of any failure by Brooks to effect such conversion.

      4.10 Logistics Personnel Costs. Brooks will reimburse Applied, * * * for all costs incurred in connection with up to * * * full time or full-time equivalent Applied employees who will perform supply chain and logistics tasks for Covered Parts for Customers, including base salary, benefits, overtime, controllable spending, and variable overhead costs (all as defined by GAAP). * *
*.

      4.11 Inventory; Materials; Equipment; Consumables.

            (a) Brooks will be responsible for maintaining any Brooks inventory of Covered Parts at the Customer Sites. Brooks will be responsible for inventory tracking and generating and delivering to Applied appropriate demand signals for replenishment of inventory.

            (b) Brooks will provide at its expense all materials (e.g. gases, lubricants), equipment (e.g. hoists, hand tools), and consumables (e.g. safety goggles, gloves, wipes) required to perform the Field Services, except to the extent that the Customer Agreement makes the Customer responsible for such items.

      4.12 Offsite Repair and Refurbishment. Brooks will perform all offsite parts repair or refurbishment, including dealing with suppliers for such services.

5. SERVICE LEVELS

      5.1 Service and Resource Levels. Brooks represents and warrants that the service level targets and resource levels set forth in Exhibit G are the resources used and the service level targets used by Brooks in its performance of tasks and responsibilities within the scope of the Services under the Customer Agreements for all periods preceding the Effective Date. Absent approval by Brooks, Applied shall maintain the resource levels defined in
Section 1 of Exhibit B. Such service level targets will be Applied's non-binding targets for its performance during the * * * after the Commencement Date. During such * * * period, Applied will record


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its performance of Services in each category of the service levels initially specified on Exhibit G. Following such * * * period, the parties will meet to compare Applied's actual performance against the service level targets on Exhibit G, and Exhibit G will be adjusted as necessary to reflect Applied's actual performance during the * * * period. Such adjusted service level targets will be the Service Levels under this Agreement. Once the Service Levels are established in accordance with this Section 5.1, Applied will use reasonable commercial efforts to provide the Services at a level of service at least equal to the applicable Service Levels.

      5.2 Adjustment of Service Levels; Continuous Improvement Plan. The parties will meet to review the Service Levels annually (or as requested by a customer) and to develop a mutually agreed continuous improvement plan therefor. As a result of those meetings and as necessary from time to time during the term of this Agreement, the parties may by mutual agreement add to, delete, adjust, or improve the Service Levels. The reasons for those additions, deletions, adjustments, or improvements may include improved performance capabilities associated with advances in the technology and methods used to perform the Services or agreed upon changes in the nature of the Services. Where the parties agree to make such an addition, deletion, adjustment, or improvement the parties will also agree on any adjustment in the resources to be dedicated by each party to meeting the Service Levels and to Applied's charges under this Agreement. The parties agree that it is their goal that within * * *.

      5.3 Service Levels to Customers. Brooks will be responsible for negotiating service level agreements with Customers, provided that in no event will Applied be responsible for performing Services at a level higher than the Service Levels set forth in this Agreement unless otherwise agreed in writing by the head of Applied's service organization for Brooks.

      5.4 Responsibility for Achieving Service Levels. Each of Applied and Brooks acknowledge and agree that achievement of the Service Levels is dependent on the efforts and performance by both parties under this Agreement, including the specific responsibilities of each party identified on Exhibit B and each Site Addendum Without limiting the foregoing, the parties agree that Applied will not be responsible for the Service Levels to the extent failure to achieve the Service Levels is caused in whole or in part by (i) Brooks's failure to perform its obligations under this Agreement; (ii) the wrongful acts or omissions of Brooks, Customer or their respective third party vendors or contractors; (iii) the failure of any of Brooks's or the Customer's employees to adequately perform their tasks related to the Services; (iv) untimely, incomplete or inaccurate information from Brooks, Customer or their agents; (v) Brooks's or the Customer's failure to make information, Covered Parts and other materials, software, hardware, equipment or personnel available to Applied in the manner required by this Agreement; (vi) defects in the design or manufacture of the Brooks Products or the failure of any equipment owned or leased by Brooks or Customer; or (vii) the occurrence of a Force Majeure Event (as defined in Section 17.2).

6. EXCLUSIVITY

      6.1 Exclusive Supplier. During the term of this Agreement, Brooks agrees that Applied will be Brooks's exclusive supplier of field maintenance services, Covered Parts and related logistics services for Brooks Products (the "Exclusive Services"). Accordingly, Brooks will not perform itself, or enter into any agreement or arrangement for a third party to perform,


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all or any part of the Exclusive Services. * * * If Applied commits a material breach of its obligations under this Agreement to perform Exclusive Services, and fails to cure such breach within thirty (30) days after notice of such breach from Brooks, then the matter will be escalated to the Executive Committee to determine a corrective action plan, and if the breach has not been cured within thirty (30) days after the determination of a corrective action plan, then foregoing exclusivity obligation will not apply to the Customer Site affected by such Applied breach. Brooks's existing contracts with service providers for services not related to Brooks Products and parts other than Covered Parts will not be covered by this Agreement.

      6.2 Right of First Refusal. Before Brooks enters into any agreement or arrangement pursuant to which a third party would perform any part of Brooks's spare parts and logistics management services or field service other than the Services (whether on a subcontract basis or otherwise), Brooks will notify Applied in writing and provide Applied with a right of first refusal to provide such services under the terms of this Agreement. Accordingly, if Brooks becomes aware of an opportunity for performance of spare parts and logistics management services or field service not already being performed by Applied as part of the Services, then Brooks will notify Applied in writing of such opportunity, describing the services to be provided and providing all available information helpful to Applied in developing a proposal. Applied will respond in writing within fourteen (14) days after receipt of Brooks's notice, notifying Brooks whether or not Applied desires to engage in further discussions regarding such services. If Applied notifies Brooks that Applied desires to engage in such further discussions, the parties will discuss such services, including their scope and requirements, in good faith for a period of thirty (30) days after Applied's notice. After then end of such discussion period, Applied will have a period of thirty (30) days to prepare and submit to Brooks a proposal for performance of such services. After the end of such proposal period, if Brooks desires to accept Applied's proposal, the parties will negotiate in good faith the terms and conditions under which Applied would provide to Brooks the services described in Applied's proposal.

7. COMMUNICATION AND COORDINATION

      7.1 Relationship Managers. Each party will appoint an individual manager (a "Relationship Manager") who will serve as that party's principal representative under this Agreement. Each Relationship Manager will (a) have overall responsibility for managing and coordinating the performance of his or her party's obligations under this Agreement, and (b) be authorized to act for and on behalf of his or her party concerning all matters relating to this Agreement, except that the Relationship Manager will have no authority to amend this Agreement or modify the Services or Service Levels. Each party may replace its Relationship Manager upon ten (10) days prior written notice to the other party.

      7.2 Reports. As soon as reasonably practicable after the Effective Date, the parties will determine an appropriate set of periodic reports to be issued by Applied to Brooks.

      7.3 Management Committee. Each Party will appoint its Relationship Manager, a Field Service representative and a Parts Service representative to a "Management Committee" to coordinate activities under this Agreement. Once each calendar month during the first six (6) months after the Effective Date, and thereafter once each calendar quarter during the term of this Agreement, and otherwise in accordance with Section 7.5 and Exhibit F the Management


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Committee will meet in person or by teleconference. At each meeting, the parties will review performance during the previous period, address escalated issues from the Relationship Managers, and evaluate any proposed changes to this Agreement.

      7.4 Executive Committee. Each Party will appoint a senior executive to serve on an "Executive Committee" for this Agreement. The Executive Committee will meet once annually, at least thirty (30) days prior to the anniversary of the Effective Date, to review performance during the previous year and discuss plans and directions for the coming year, and otherwise in accordance with
Section 7.5. The Executive Committee will meet at a mutually agreeable location.

      7.5 Operational Issues. The parties will attempt in good faith to settle all operations issues and disputes (e.g., related to maintenance, logistics, etc.) arising out of or relating to this Agreement, but excluding any disputes related to payment hereunder ("Operations Issues") in accordance with the following provisions. First, the parties' Relationship Managers will attempt to resolve the Operations Issue. Second, if the Relationship Managers are unable to resolve the Operations Issue, the matter will be escalated to the Management Committee for resolution, and the Management Committee will attempt to resolve the Operations Issue. Third, if the Management Committee is unable to resolve the Operations Issue, then the parties will call an emergency meeting of the Executive Committee to resolve the Operations Issue. Nothing in this Section will restrict either party from exercising its rights or remedies at law or in equity for breach of this Agreement at any time.

      7.6 Communication Plan. Applied and Brooks will mutually agree to a communication plan ("Communication Plan") which will set forth the manner and timing in which the existence of this Agreement and the activities contemplated herein will be communicated to Brooks's employees (including the employees listed on Exhibit H), Brooks's customers, and through press releases or other public announcements. The requirements of the Communication Plan are set forth on Exhibit I.

8. COLLABORATIVE MARKETING

      8.1 * * *

      8.2 Cooperative Marketing of Brooks Products. If Brooks desires that Applied market to one or more existing Applied customers certain Brooks automation products and systems, and extensions of those products, then Brooks may furnish to Applied a written proposal for such marketing. If Applied determines, in its discretion, that it desires to pursue such proposal, Applied will notify Brooks and the parties will discuss the details of such marketing efforts. Each party may in its discretion determine whether or not to continue discussions related to such marketing efforts or to undertake such marketing efforts.

      8.3 * * *

      8.4 Sub-Lease of Space to Brooks in Certain Locations. Within ninety (90) days after the Effective Date, Applied will ascertain and discuss with Brooks its ability to sub-lease to Brooks, on mutually agreeable terms and conditions, office space for service functions and


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manufacturing space related to the activities contemplated by this Agreement.
Any sublease will be given in Applied's discretion and on mutually agreed upon terms and conditions.

      8.5 * * *

      8.6 Information and Training. * * *

      8.7 Transition. * * *. Applied and Brooks will work together to transition Brooks's Customer Agreements from * * * as soon as practicable after the Effective Date. Brooks will use its best efforts to effect this transition and facilitate corresponding and mutually agreeable changes to this Agreement.

9. Personnel Matters

      9.1 * * *

            (a) * * *

            (b) * * *

            (c) * * *

            (d) * * *

            (e) * * *

      9.2 * * *

      9.3 * * *

      9.4 * * *

      9.5 * * *

10. Fees and Payment

      10.1 * * *

      10.2 * * *

            (a) * * *

            (b) * * *

            (c) * * *

            (d) * * *

* * *



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      10.3 Taxes. The parties' respective responsibilities for taxes arising under or in connection with this Agreement are as follows:

            (A) Taxes Generally. All fees and payments stated herein are exclusive of all taxes, duties, import fees, and similar fees now in force or enacted in the future that may be imposed on the Services, Covered Parts, or the payments made hereunder. Brooks will pay any sales, use, value-added, or any other tax, as well as duties, import fees, and similar fees, related to the parties' performance of their obligations, including payment of fees and purchase of Covered Parts, or the exercise of their rights under this Agreement, exclusive of taxes based on Applied's net income (except as provided below). Brooks will make all payments free and clear of, and without reduction for, any withholding taxes; any such taxes imposed on payments by Brooks hereunder will be Brooks's sole responsibility, and Brooks will provide Applied with official receipts or such other evidence as Applied may reasonably request, to establish that such taxes have been paid.

            (B) Segregation of Payments. If a tax is assessed on the provision of any of the Services, the parties will work together to segregate the payments into (i) those for taxable Services, and (ii) those for nontaxable Services.

            (C) Cooperation. The parties will cooperate to enable each to more accurately determine its own tax liability and to minimize that liability to the extent legally permissible. Applied's invoices will separately state the amounts of any taxes Applied is collecting from Brooks. Each party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either party.

            (D) Claims for Taxes. Applied will promptly notify Brooks of, and coordinate with Brooks the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Brooks is responsible under this Agreement, it being understood that with respect to any claim arising out of a form or return signed by a party, that party will have the right to elect to control the response to and settlement of the claim, but the other party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Brooks requests that Applied challenge the imposition of any tax, Brooks will reimburse Applied for the reasonable legal fees and expenses Applied incurs. Brooks will be entitled to any tax refunds or rebates granted to the extent those refunds or rebates are of taxes that were paid by Brooks.

      10.4 Payment Due. Brooks will pay all invoices * * * after receipt. Any amount not paid when due will thereafter bear interest paid at a rate equal to *
* * per annum, pro-rated on the basis of a 365 day year, or (ii) the highest rate allowed by applicable law.

      10.5 * * * For Certain Applied Services * * *. If during the term of this Agreement (1) Applied * * * for a Customer Site that is receiving Services under
* * * Customer Agreement and (2) the * * * includes the provision of the Services that were being provided under the Customer Agreement, then the following terms will apply.



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            (a) * * *

            (b) * * *

                  (i) * * *

                  (ii) * * *

                  (iii) * * *

                  (iv) * * *

11. CONFIDENTIALITY

      11.1 Definition of Confidential Information. As used in this Agreement, "Confidential Information" means, subject to Section 11.2, any documents, materials, and information of a party including data, know-how, algorithms, computer programs, processes, improvements, designs, devices, systems, test results, sketches, photographs, research and development plans, drawings, product concepts, specifications, reports, laboratory notebooks, business and financial plans, strategies, budgets, names of vendors or customers or distributors, pricing information, production or manufacturing information, sales information or forecasts, inventions, and ideas that (a) in the case of a written disclosure, are labeled or marked as being confidential or proprietary or (b) in the case of an oral or visual disclosure, are identified at the time of disclosure as being confidential or proprietary or are summarized and identified as being confidential or proprietary in writing within thirty (30) days after the initial disclosure.

      11.2 Exceptions. Confidential Information does not include any information that (a) becomes a matter of public knowledge through no fault of the receiving party, (b) is rightfully received by the receiving party from a third party without restriction on disclosure, (c) is independently developed by the receiving party without use of the disclosing party's Confidential Information, or (d) is in the possession of the receiving party prior to its disclosure by the disclosing party.

      11.3 Confidentiality Obligations. Each party acknowledges that it will, in the course of performing under this Agreement, have access to Confidential Information of the other party. Accordingly, each party agrees that: (i) it will use the other party's Confidential Information only for purposes of performing its obligations under this Agreement or exercising its rights hereunder; (ii) it will disclose the other party's Confidential Information only to those of its employees and contractors who have a need to know such information, are informed of its confidential nature, and who are under a duty of confidentiality at least as restrictive as this Section 11 with respect to the Confidential Information;
(iii) it will not disclose or license the other party's Confidential Information to any third party except pursuant to lawful judicial, administrative, or governmental order after providing the disclosing party an opportunity and cooperating with the disclosing party to avoid or limit such disclosure; (iv) it will protect the other party's Confidential Information with at least the same degree of care with which it protects its own Confidential Information of a similar nature, but in no case with less than a reasonable degree of care; and
(v) it will promptly notify the disclosing party if it becomes aware of any unauthorized use or disclosure of the disclosing party's Confidential
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      11.4 Residual Knowledge; Independent Development. The parties acknowledge and agree that employees and contractors of the receiving party who have received or have been exposed to the disclosing party's Confidential Information may further develop their general knowledge, skills and experience (including general ideas, concepts, know-how and techniques), which may be based in whole or in part on such Confidential Information. Notwithstanding anything in this Agreement to the contrary, the subsequent use by these employees and contractors of such general knowledge, skills and experience, as retained in their unaided memories, will not constitute a breach of this Agreement. The receipt of or exposure to the disclosing party's Confidential Information under this Agreement will not in any way limit or restrict the work assignments of any of the receiving party's employees and contractors. The disclosing party further acknowledges that the receiving party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the disclosing party's Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the receiving party will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in such Confidential Information, provided that the receiving party does not violate any of its other obligations under this Section 11 in connection with such development.

      11.5 Agreement Terms. Neither party may disclose the terms and conditions of this Agreement to any third party (other than its attorneys, accountants, and other professional advisors under a duty of confidentiality) without the prior consent of the other party except as may be required by law, a court order, or a governmental agency with jurisdiction, provided that such party: (i) promptly notifies the other party of the required disclosure and (ii) provides reasonable assistance to the other party in seeking a protective order against disclosure or confidential treatment, and provided that in the case of a disclosure under the federal securities laws, the following paragraph will apply.

Either party may disclose the terms of this Agreement to the extent required by the federal securities laws; provided, however, that such party shall seek confidential treatment of key business terms contained in this Agreement requested by the other party, including all pricing and payment related terms. The party not making such disclosure shall have the right to review, provide comments to, and approve any such confidential treatment request before it is submitted to the Securities and Exchange Commission. The party making the disclosure shall not withdraw or amend any aspect of such confidential treatment request without the prior written consent of the other party and shall not file a copy of this Agreement as an exhibit to any filing with the Securities and Exchange Commission or otherwise disclose the terms of this Agreement in a manner that is not consistent with such confidential treatment request, as approved by the party not making the disclosure.

      11.6 Return of Confidential Information. Upon the disclosing party's written request, and in any event upon termination of this Agreement, the receiving party will promptly return to the disclosing party all of the disclosing party's Confidential Information, provided that the party returning Confidential Information will be excused from performing its obligations hereunder to the extent that such obligations require use of or access to the Confidential Information returned.



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      11.7 Injunctive Relief. Each party acknowledges that its breach or threatened breach of Section 11 would result in irreparable injury to the other party and that, in addition to its other remedies, the other party will be entitled to injunctive relief to restrain any such threatened or continuing breach, without being required to post bond or other security.

12. INTELLECTUAL PROPERTY

      12.1 Ownership. Applied will have and retain exclusive ownership of all of Applied Technology and Intellectual Property Rights therein. Brooks will have and retain exclusive ownership of all of Brooks Technology and Intellectual Property Rights therein. All rights not expressly granted herein with respect to Applied Technology and Brooks Technology are reserved to the owner thereof.

      12.2 Brooks License. Brooks hereby grants to Applied all licenses under Brooks's Intellectual Property Rights necessary for Applied to perform the Services. Such licenses are nonexclusive, royalty-free, and paid-up and will continue during the term of this Agreement and the Transition Assistance Period.

      12.3 * * *

            (a) * * *

            (b) * * *

            (c) * * *

            (d) * * *

            (e) * * *

            (f) * * *

            (g) * * *

            (h) * * *

            (i) * * *

            (j) * * *

            (k) * * *

            (l) * * *

            (m) * * *

            (n) * * *

* * *



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13. WARRANTIES AND DISCLAIMER

      13.1 Authorization. Each party represents and warrants to the other that
(i) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, including the giving or withholding of any approval, acceptance, consent, notice or other action required or permitted by this Agreement, and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been and will be duly authorized by the requisite corporate action on the part of that party.

      13.2 Compliance with Laws. Each party represents and warrants to the other that it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would have no material adverse effect on its ability to fulfill its obligations under this Agreement.

      13.3 Outstanding Liabilities. Each party represents and warrants to the other that it is not a party to any outstanding litigation, arbitrated matter or other dispute known to that party that, if decided unfavorably to that party, would reasonably be expected to have a material adverse impact on that party's ability to fulfill its obligations under this Agreement.

      13.4 Sufficiency; Suppliers. Brooks represents and warrants that the * * * constitute all personnel required, and are sufficiently skilled and trained, to perform the Services under this Agreement and the Customer Agreements in effect as of the Effective Date in conformance with the terms thereof, that nothing in Brooks's agreements with Covered Parts suppliers will inhibit Applied from utilizing different suppliers for Covered Parts or commits Applied to purchase from such existing suppliers; and that the Covered Parts * * * set forth on Exhibit C * * * which Brooks was purchasing Covered Parts from its suppliers as of * * *.

      13.5 Services. Applied warrants the services will be performed in a professional and workmanlike manner and will conform to generally accepted industry standards and practices and that Applied will use reasonable commercial efforts to meet the Service Levels once they have been finally established under
Section 5.1 and as amended from time to time thereafter in accordance with
Section 5.2.

      13.6 Covered Parts; Subassemblies. As Brooks's sole and exclusive remedy for defects or errors in Covered Parts, Applied agrees to comply with the terms of Section 3.7. If Applied performs subassembly work for Covered Parts, Applied warrants that such work will substantially comply with the specifications therefor agreed upon by Applied and Brooks for a period of * * * after delivery of the subassemblies (the "Warranty Period") and if Brooks notifies Applied of a breach of such warranty within the Warranty Period, Applied will, as Brooks's sole and exclusive remedy and Applied's sole liability, * * *.

      13.7 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 13, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES, OR CONDITIONS (WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) TO THE OTHER


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PARTY CONCERNING THIS AGREEMENT OR ANY SERVICES, PRODUCTS, OR TECHNOLOGY
FURNISHED TO THE OTHER PARTY UNDER THIS AGREEMENT, EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY ORAL OR WRITTEN INFORMATION OR ADVICE, WHETHER GIVEN BY THE OTHER PARTY, ITS SUPPLIERS, DEALERS, BUYERS, AGENTS, OR EMPLOYEES.

14. INDEMNIFICATION

      14.1 * * *

            (a) * * *

            (b) * * *

      14.2 Infringement Indemnification

            (a) Indemnification by Applied. Applied will defend, indemnify, and hold Brooks harmless from and against, * * * third party claims or suits, * * * arising from or relating to * * * of the Intellectual Property Rights of a third party by * * * to Brooks under this Agreement for purposes of performing the activities contemplated by this Agreement.

            (b) Indemnification by Brooks. Brooks will defend, indemnify, and hold Applied harmless from and against, and will solely and exclusively bear and pay, any and all third party claims or suits, and all resulting liabilities, losses, penalties, and damages and the associated costs and expenses (including attorneys' fees, experts' fees, and costs of investigation), arising from or relating to (i) any actual or alleged misappropriation or infringement of the Intellectual Property Rights of a third party by the Brooks Materials, Brooks Products, Brooks Facilities, or Covered Parts or (ii) Brooks's failure to obtain a Required Consent.

      14.3 Indemnification Procedures. If any third party claim is commenced against a person or entity entitled to indemnification under Section 14.1 or
Section 14.2 (the "Indemnified Party"), notice thereof will be given to the party that is obligated to provide indemnification (the "Indemnifying Party") as promptly as practicable. If, after such notice, the Indemnifying Party acknowledges that it is obligated to provide indemnification hereunder with respect to such claim, then the Indemnifying Party will be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense. If a party receiving a notice requesting indemnification does not acknowledge that this Agreement applies with respect to such claim, then the party seeking indemnification may defend or settle the claim as it deems appropriate in its discretion, without prejudice to its rights to claim indemnification hereunder. The Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided,


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however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the consent of the Indemnified Party. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party will have the right .to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

15. LIABILITY LIMITATION

      15.1 Consequential Damages. Except for breach by either party of Section 11 or infringement or misappropriation by one party of the other party's Intellectual Property Rights, in no event will either Applied or Brooks be liable for any lost data or lost profits or any indirect, incidental, special, consequential, exemplary, or punitive damages arising out of or relating to this Agreement, even if advised of the possibility of such damages.

      15.2 Direct Damages. Except for the failure of Brooks to make payments under this Agreement, each of Applied's and Brooks's * * * liability arising out of or related to this Agreement, whether * * * under this Agreement in the * *
*.

      15.3 Basis of the Bargain. Each party acknowledges that the foregoing limitations are an essential element of the Agreement between the parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

16. TERM AND TERMINATION

      16.1 Term. The term of this Agreement will commence on the Effective Date, and unless earlier terminated or extended as provided herein, will end on the date * * * . On each anniversary of the Effective Date, unless either party has provided to the other notice of its desire not to renew this Agreement at least
* * * to such anniversary, the term of this Agreement will automatically extend for an additional * * *. It is the intent of the parties that this Agreement continuously have * * * term unless either party gives such notice of non-renewal.

      16.2 Termination for Cause

            (a) If either party commits a material breach of this Agreement or persistently fails to perform in accordance with the terms of this Agreement (and such material breach or failure is not caused by a Force Majeure Event as defined in Section 17.2), then (i) such party will have a period of sixty (60) days following written notice of such failure from the non-breaching party to correct such failure; (ii) if the failure is not corrected at the end of such period, the parties will call an emergency meeting of the Executive Committee within ten (10) days, and the Executive Committee will resolve any dispute regarding such failure or develop a corrective action plan to resolve such failure; and (iii) if after implementation of such corrective action plan the failure remains unresolved then the non-breaching party may provide written notice of such continued failure and if such failure is not corrected within thirty (30) days after such notice,


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then, upon notice to the other party the non-breaching party may terminate the
Site Addenda materially affected by such failure, or, if substantially all of the Site Addenda are so affected, then the non-breaching party may terminate the entire Agreement.

            (b) If Brooks defaults in the payment when due of any amount under this Agreement, and does not cure the default within thirty (30) days after receiving written notice of the default, then Applied may, by giving written notice of the default to Brooks, suspend performance or terminate this Agreement as of a date specified in the notice of termination.

            (c) Applied's obligations under this Agreement are conditioned upon
* * *.

      16.3 * * *

      16.4 EFFECTS OF TERMINATION

            (a) Services. Except as provided in clause (b) below, Applied's obligations to perform the Services will cease on the effective date of termination or expiration of this Agreement for any reason.

            (b) * * *

                  (i) * * *

                  (ii) * * *

                        (A) * * *

                        (B) * * *

                        (C) * * *

                        (D) * * *

                        (E) * * *

                  (iii) * * *

            (c) Certain Employees. In the event of termination of this Agreement for any reason, * * *.

            (d) Survival. The following provisions will survive termination or expiration of this Agreement for any reason: * * *.

17. GENERAL

      17.1 Publicity. Other than references by Applied to Brooks in its promotional, marketing and related materials, all media releases, public announcements and public disclosures by either party relating to this Agreement or its subject matter will be subject to the other party's review and approval prior to release. This restriction does not apply (a) to any announcement


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intended solely for internal distribution or (b) any disclosure required by law.
This Agreement does not confer and neither party will have any right to use the other party's trademarks or logos without the other party's prior written consent.

      17.2 FORCE MAJEURE

            (a) Force Majeure Event. Each party will be excused from any default or delay in the performance of its obligations under this Agreement (excluding payment obligations hereunder) if and to the extent it is unable to perform due to a Force Majeure Event. For purposes of this section, a "Force Majeure Event" means fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions in any country, acts or threats of terrorism, strikes, labor disputes, acts or omissions of third parties, or any other cause beyond the reasonable control of that party.

            (b) Excused from Performance. If and for so long as a Force Majeure Event occurs, the non-performing party is excused from further performing or observing the obligation(s) affected. In the event of a strike or labor dispute, the parties will meet to agree upon a workaround for the issues preventing performance.

      17.3 Notices. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either party under this Agreement and intended to have legal effect must be in writing and will be given
(1) personally; (2) by overnight express courier with confirmation of delivery; or (3) by facsimile with confirmation of receipt. Notice will be deemed given on the date delivered, if delivered personally; on the date of delivery, if by overnight express courier; and on the date of confirmed transmission, if by facsimile. Notices will be sent to the addresses of the parties set forth below (which may be changed by each party by notice to the other):

      If to Applied, to:

      Applied Materials, Inc.
      2881 Scott Boulevard, M/S 2064
      Santa Clara, CA  95050
      Attn: * * *
      * * *
      Facsimile: * * *

      and to:

      Applied Materials, Inc.
      2881 Scott Boulevard, M/S 1781
      Santa Clara, CA  95050
      Attn: * * *
      * * *
      Facsimile: * * *



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      with a copy to:
      Applied Materials, Inc.
      2881 Scott Boulevard, M/S 2062
      P.O. Box 58039
      Santa Clara, CA 95050
      Fax: * * *
      Attn:  * * *


      If to Brooks, to:

      Brooks Automation, Inc.
      15 Elizabeth Drive
      Chelmsford, MA 01824
      Fax: 978-262-2503
      Attn: Jeff Cassis
      Senior Vice President
      Global Sales and Service

      with a copy to
      Brooks Automation, Inc.
      15 Elizabeth Drive
      Chelmsford, MA 01824
      Fax: 978-262-2511
      Attn: Tom Grilk
      General Counsel

      17.4 Governing Law; Venue; Disputes. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws that would require the application of the laws of any other state). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the County of Santa Clara, California or any federal court located in the Northern District of California. Each party expressly and irrevocably consents and submits to the jurisdiction of each such state and federal court (and each appellate court located in the State of California) in connection with any such legal proceeding.

      17.5 Assignment. Except as otherwise provided in this Section 17.5, neither party may assign, sublicense, or otherwise transfer (whether by operation of law or otherwise) any of its rights, or delegate any of its obligations, under this Agreement to any third party without the prior written consent of the other party, which the other party may grant or deny in its discretion. Applied may assign this Agreement to any of its affiliates or to a third party in connection with a merger, reorganization, or sale of all or substantially all of Applied's services business, with or without Brooks's consent, provided that notice of any such assignment is given to Brooks. * * *. Any purported assignment, delegation, or other transfer of rights or obligations under this Agreement in violation of this paragraph will be null and void from the beginning. Except as


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otherwise provided in this Agreement, this Agreement will be binding upon each party and its successors and permitted assigns.

      17.6 Remedies. Except as otherwise provided in this Agreement, the rights and remedies of the parties will be cumulative (and not alternative). If any legal action is brought to enforce, or an action must be defended, respecting this Agreement, the prevailing party will be entitled to receive its attorneys' fees, court costs, and other collection expenses, in addition to any other relief it may receive.

      17.7 Waiver. All waivers must be in writing and signed by an authorized representative of the party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion. There will be no waiver or amendment by course of dealing, performance, trade, usage or custom.

      17.8 Amendment. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both Applied and Brooks.

      17.9 Severability. If any provision of this Agreement is determined to be invalid or unenforceable to any extent, the remainder of this Agreement will not be impaired or otherwise affected and will continue to be valid and enforceable, and the affected provision will be deemed valid and enforceable to the fullest extent permitted by applicable law.

      17.10 Third Party Beneficiaries. This Agreement does not, and neither party intends that this Agreement will, confer any legal rights on any third party or to be enforceable in any part by a third party.

      17.11 Independent Contractors. The parties are independent contractors with respect to one another, and this Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the parties except that of independent contractors. Neither party will have any power or authority to make any commitment or undertake any obligation on behalf of the other party, and each party agrees not to hold itself out as having any such power or authority.

      17.12 Regulatory Compliance. The parties agree to comply with all relevant regulations of the U.S. Department of Commerce, the U.S. Export Administration Act, and the export and technology-control laws and regulations of any foreign jurisdiction with respect to its own Technology, and will be responsible for ensuring that such Technology is not exported in violation of United States law or the law of any other jurisdiction in connection with any of the activities contemplated by this Agreement.

      17.13 Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, but rather


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will be deemed to be followed by the words "without limitation." References in this Agreement to a party's "discretion" mean sole and absolute discretion unless expressly stated otherwise. All references in this Agreement to "Sections" are intended to refer to Sections of this Agreement. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

      17.14 Entire Agreement. This Agreement incorporates by reference the Exhibits attached hereto and all Site Addenda, and this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the parties relating to the subject matter hereof.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the Effective Date.

APPLIED MATERIALS, INC.                  BROOKS AUTOMATION, INC.

By: /s/ David Fried                      By: /s/ Edward C. Grady
   ----------------------------             ---------------------------

Name: David Fried                        Name: Edward C. Grady
     --------------------------               -------------------------

Title: Corporate Vice President          Title: President and Chief Operating
                                                Officer
      -------------------------                ------------------------




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                                  EXHIBIT LIST

EXHIBIT A: Brooks Products
EXHIBIT B: Field Services
EXHIBIT C: Covered Parts
EXHIBIT D: [Reserved]
EXHIBIT E: Transition Plan
EXHIBIT F: Fees
EXHIBIT G: Initial Resource Baselines
EXHIBIT H: Brooks Employees and Contractors
EXHIBIT I: Communication Plan Requirements
EXHIBIT J: Safety Inquiries


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                                    EXHIBIT A

                                 BROOKS PRODUCTS

                                      * * *


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                                    EXHIBIT B

                                 FIELD SERVICES

                                      * * *


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                                    EXHIBIT C

                                      * * *


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                                    EXHIBIT E

                                 TRANSITION PLAN

                                      * * *


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                                    EXHIBIT F

                                      FEES

                                      * * *


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                                  ATTACHMENT 1
                                       TO
                                    EXHIBIT F

                                      * * *


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                                  ATTACHMENT 2
                                       TO
                                    EXHIBIT F
                              COVERED PARTS PRICES


                                      * * *


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                                  ATTACHMENT 3
                                       TO
                                    EXHIBIT F
                                SHIPPING CHARGES

                                      * * *


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                                  ATTACHMENT 4
                                       TO
                                    EXHIBIT F

                                      * * *


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                                    EXHIBIT G

                                      * * *


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                                    EXHIBIT H

                        BROOKS EMPLOYEES AND CONTRACTORS

                                      * * *


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                                    EXHIBIT I

                                      * * *


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                                    EXHIBIT J

                                SAFETY INQUIRIES

                                      * * *


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                                  Site Addendum

                         List of Initial Customer Sites

                                      * * *


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